Exhibit 1.1

CONFORMED COPY

AMENDMENT TO AMENDED AND RESTATED SALES AGENCY AGREEMENT

Amendment to the Amended and Restated Sales Agency Agreement, dated as of December 16, 2009 (the “Restated Agreement”), between AVISTA CORPORATION, a Washington Corporation (the “Company”), and BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of New York (“BNYMCM”), dated as of August 25, 2010.

WITNESSETH:

WHEREAS, the Company desires to amend the Restated Agreement to increase the maximum number of Shares (as defined in the Restated Agreement) from 1,250,000 to 3,087,500.

NOW THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

AMENDMENT TO RESTATED AGREEMENT

All references to 1,250,000 in the Restated Agreement (including the Exhibits to the Restated Agreement) are hereby changed to 3,087,500 as follows

1. The first recital of the Restated Agreement is hereby amended and restated in its entirety as:

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement up to 3,087,500 Shares upon the terms and subject to the conditions contained herein; and

2. The definition of “Maximum Program Amount” is hereby amended and restated in its entirety as:

“Maximum Program Amount” means 3,087,500 Shares (or, if less, the aggregate amount of Shares registered under the Registration Statement).

3. The references to “1,250,000 shares” in the forms of written opinions of Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company and Dewey & LeBoeuf LLP, set forth on Exhibit B(1) and Exhibit B(2), respectively, are hereby changed to “3,087,500 shares.”

MISCELLANEOUS

Except for the changes set forth above, the Restated Agreement is in all respects ratified and confirmed; the Restated Agreement and this Amendment shall effectively constitute one and the same agreement (the Restated Agreement, as so amended, being hereinafter referred to as the “Agreement”); and all references in the Restated Agreement to “this Agreement” shall be deemed to refer to the Restated Agreement as amended by this Amendment No. 1, unless the context clearly requires otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

AVISTA CORPORATION

By:	/s/ Diane Thoren
Name: Diane Thoren
Title: Treasurer

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Daniel C. de Menocal, Jr.
Name:	Daniel C. de Menocal, Jr.
Title:	Managing Director